Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF 2014

•	Fourth quarter revenue $508.3 million; 2014 revenue of $2,252.3 million

•	Fourth quarter Adjusted EBITDA of $7.1 million; 2014 Adjusted EBITDA of $109.0 million

•	Fourth quarter net loss attributable to Delta Tucker Holdings, Inc. of $115.4 million

•	Total backlog of $3.3 billion

•	DSO of 80 days

•	Debt reduction of $90.0 million during the year

MCLEAN, Va. - (March 31, 2015) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported fourth quarter and full year 2014 financial results.

Fourth quarter revenue was $508.3 million, compared to $711.8 million in the fourth quarter 2013, with the decrease primarily driven by the accelerated pace of the drawdown of U.S. forces in Afghanistan. Net loss attributable to Holdings for the fourth quarter 2014 was $115.4 million, compared with a net loss attributable to Holdings of $244.0 million in the fourth quarter 2013, largely due to the revenue declines discussed above and higher non-cash charges associated with Goodwill and other intangible impairments in 2013. The Company reported Adjusted EBITDA of $7.1 million for the fourth quarter, compared with $37.1 million for the same period in 2013.

For the full year 2014, the Company reported revenue of $2.3 billion, compared with $3.3 billion for the year ended December 31, 2013. The decrease was primarily driven by the accelerated pace of the drawdown in Afghanistan, which reduced service needs under the company’s Logistics Civil Augmentation Program (“LOGCAP IV”) contract and caused reduced training needs under the Afghanistan Ministry of Defense Program (“AMDP”) and Combined Security Transition Command Afghanistan ("CSTC-A") contract; reduced service needs in Iraq for our International Narcotics and Law ("INL") Enforcement contract as well as the completion of the Worldwide Protective Services ("WPS") contract, and the delays in new business awards. Net loss attributable to Holdings was $269.8 million for 2014, a $16.0 million increase from the net loss attributable to Holdings reported in 2013, the increase driven primarily by charges for Goodwill and other intangible impairments. The Company also reported Adjusted EBITDA of $109.0 million for the year of which $8.8 million was due to operational efficiencies, representing 4.8% of revenue.

“For DI, 2014 is a tough year ended. Rapid Afghanistan troop drawdowns and continued U.S. government budget pressures impacted our results. In response to this environment, we executed restructuring actions and launched several strategic initiatives designed to strengthen our competitiveness and improve our future,” said Jim Geisler, interim chief executive officer. “For 2015, we continue to expect revenues between $1.7 and $1.9 billion and adjusted EBITDA margins of approximately 5%.”

Fourth Quarter Highlights

•
In October 2014, DynAviation announced the award of the Contractor Logistics Support contract to provide maintenance and logistics support to the United States Navy T-34, T-44, and T-6 aircraft programs. The contract has a one year base period with four, one-year options with a total potential contract value of $443.3 million.

•
In October 2014, DynLogistics announced the award of a contract modification on its War Reserve Materiel contract with the U.S. Air Force to continue to provide asset management services in the Middle East and the U.S. The contract modification is valued at $76.4 million.

•	In November, the Company completed an amendment and waiver to its Senior Credit Facility.

•
In December 2014, DynAviation was awarded a subcontract to Lockheed Martin to support the U.S Air Force's Future Flexible Acquisition & Sustainment Tool (“F2AST”). The award has a 10-month phase-in and base period of performance plus two additional option years and a total contract value of $73 million.

•
In January 2015, the company announced the December 2014 award to DynLogistics of a contract from the U.S. Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Interior. The contract has a nine-month base period with two, three-month options and a total potential contract value of $52.1 million.

•
In January 2015, the company announced the December 2014 award to DynLogistics of a contract from the U.S. Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Defense. The contract has a nine-month base period with two, three-month options and a total potential contract value of $48.6 million.

•
In February 2015, the company announced the December 2014 award to DynAviation of a contract from the California Department of Forestry and Fire Protection ("CAL FIRE") to continue support of its aviation program to help suppress and control wildfires. The contract has a one-year period of performance with a total potential value of $27.8 million.

Reportable Segment Results

DynAviation
Revenue in the fourth quarter was $314.7 million, compared with $310.6 million for the same period in 2013. The increase was primarily a result of an increased scope on the Army Field Maintenance (“AFM”) Theater Aviation Sustainment Manager ("TASM") task order and Regional Aviation Sustainment Maintenance - West Region (“RASM-W”) contracts. The increase in revenue was partially offset by declines on the INL contract.

Revenue for the year ended December 31, 2014, was $1,204.4 million, compared with $1,373.6 million in 2013. The decrease in revenue was primarily a result of a decrease in demand on the INL contract in Iraq, in addition to a reduction in volume of certain task orders under the Contract Field Teams (“CFT”) and Counter Narco-Terrorism Program Office ("CNTPO") programs, and the completion of the G222, C-21 CLS, and Columbus Support Division contracts. The decrease in revenue was partially offset by the MAISR program.

Adjusted EBITDA in the fourth quarter was $7.5 million, compared to $20.3 million for the comparable period in 2013 driven by lower profitability on the AFM versus legacy CFT contract vehicles, completion of contracts, the impact of an allowance on a completed contract, and unfavorable performance on a fixed-price program.

For the full year, Adjusted EBITDA was $60.3 million, compared with $98.5 million in 2013, primarily due to a change in contract mix on the CFT task orders moving under the AFM contract vehicle, lower volume on the INL contract, recording of an allowance on a completed contract, the completion of the G222, C-21 CLS, and Columbus Support Division contracts, and unfavorable performance on fixed-price contracts.

DynLogistics
Revenue in the fourth quarter was $189.9 million, compared with $401.7 million for the fourth quarter 2013, based on reduced volume on the LOGCAP IV program resulting from the continued drawdown of troops in Afghanistan. Additionally revenue was impacted by de-scoping on the AMDP, CSTC-A contract and Civilian Police program (“CivPol”). This decline was partially offset by increases in revenue from programs including the Al Taif program and Africa Peacekeeping Program ("AFRICAP").

Revenue for the year ended December 31, 2014, was $1,045.2 million, compared with $1,920.7 million in 2013. The decline in revenue was primarily a result of reductions in manning, materials and other direct costs under the under the LOGCAP IV program. Additionally, revenue was impacted by de-scoping on the AMDP and CSTC-A contracts, lower volume on the CivPol task orders, as well as, the completion of the WPS program in Iraq. This decline was partially offset by revenue from programs including AFRICAP, the WRM II program, and a new task order for the Criminal Justice Program Support ("CJPS") in Haiti.

Adjusted EBITDA in the fourth quarter was $0.6 million compared with $17.7 million in the comparable period in 2013. The change was primarily a result of lower revenue as described above, as well as a charge on our LOGCAP program related to fee on undefinitized cost. Adjusted EBITDA for the full year 2014 was $30.8 million, compared with $69.4 million in 2013, results attributable to the drivers noted above.

“The Company prepaid another $90 million of term loan debt in 2014. Our deleveraging strategy has served us well in the past and we expect to pre-pay another $50M of debt during 2015”, said Bill Kansky, chief financial officer.

Liquidity
Cash provided by operating activities during 2014 was $25.4 million compared with $137.5 million during 2013. Cash provided by operations in 2014 was primarily due to our net loss and our change in working capital, partially offset by the dividends received from equity method investees.

During the year the Company made $90.0 million in voluntary principal prepayments on its secured Term Loan. The cash balance at year-end was $94.0 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of year-end 2014 was 80 days, an 11 day increase from year-end 2013 primarily due to decline in revenue, as well as the timing of collections on certain contracts.

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on March 31, 2015, to discuss results for the fourth quarter and year end 2014. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 78056702. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on March 31, 2015, through 11:59 p.m. Eastern Time on April 30, 2015. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2015 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, IDIQ contracts and indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013
Revenue	$2,252,309	$3,287,184
Cost of services	(2,072,865)	(2,987,253)
Selling, general and administrative expenses	(146,881)	(149,925)
Depreciation and amortization expense	(48,582)	(48,628)
Earnings from equity method investees	10,077	4,570
Impairment of goodwill, intangibles and long lived assets	(214,004)	(312,728)
Operating loss	(219,946)	(206,780)
Interest expense	(70,783)	(78,826)
Loss on early extinguishment of debt	(1,362)	(703)
Interest income	221	157
Other income (expense), net	3,680	(810)
Loss before income taxes	(288,190)	(286,962)
Benefit for income taxes	20,570	37,461
Net loss	(267,620)	(249,501)
Noncontrolling interests	(2,160)	(4,235)
Net loss attributable to DTH, Inc.	$(269,780)	$(253,736)

Benefit for income taxes	(20,570)	(37,461)
Interest expense, net of interest income	70,562	78,669
Depreciation and amortization (1)	49,707	50,279
EBITDA	$(170,081)	$(162,249)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (2)	255,613	323,930
Employee non-cash compensation, severance, and retention expense (3)	9,531	6,444
Management fees (4)	2,415	1,899
Acquisition accounting and Merger-related items (5)	2,263	(4,146)
Annualized operational efficiencies (6)	8,828	11,798
Other (7)	447	2,779
Adjusted EBITDA	$109,016	$180,455

(1)
Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
Includes the impairment of goodwill within the LSS, Aviation and Air Wing reporting units, the impairment of customer-relationship intangibles and indefinite-lived tradename, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(3)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(4)	Amount includes Cerberus Operations and Advisory Company management fees.

(5)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(6)
Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY14 YTD				DTH, Inc. CY13 YTD
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(91,348)	$(61,501)	$(67,097)	$(219,946)	$(48,322)	$(194,701)	$36,243	$(206,780)
Depreciation and amortization expense (1)	47,987	1,665	55	49,707	48,109	1,628	542	50,279
Loss on early extinguishment of debt	(1,362)	—	—	(1,362)	(703)	—	—	(703)
Noncontrolling interests	(2,160)	—	—	(2,160)	(4,235)	—	—	(4,235)
Other income (loss), net	2,825	816	39	3,680	(1,658)	618	230	(810)
EBITDA(2)	$(44,058)	$(59,020)	$(67,003)	$(170,081)	$(6,809)	$(192,455)	$37,015	$(162,249)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	50,649	111,056	93,908	255,613	4,142	289,442	30,346	323,930
Employee non-cash compensation, severance, and retention expense (4)	1,414	5,770	2,347	9,531	2,996	1,809	1,639	6,444
Management fees (5)	641	1,088	686	2,415	646	665	588	1,899
Acquisition accounting and Merger-related items (6)	—	1,388	875	2,263	(4,146)	—	—	(4,146)
Annualized operational efficiencies (7)	8,828	—	—	8,828	11,798	—	—	11,798
Other (8)	381	66	—	447	3,901	(925)	(197)	2,779
Adjusted EBITDA	$17,855	$60,348	$30,813	$109,016	$12,528	$98,536	$69,391	$180,455

(1)
Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the LSS, Aviation and Air Wing reporting units, the impairment of customer-relationship intangibles and indefinite-lived tradename, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Amount includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)
Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

(8)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY14 QTD Q4				DTH, Inc. CY13 QTD Q4
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(61,016)	$(18,119)	$(124)	$(79,259)	$(16,368)	$(270,754)	$16,128	$(270,994)
Depreciation and amortization expense (1)	12,793	561	24	13,378	12,249	548	12	12,809
Loss on early extinguishment of debt	(499)	—	—	(499)	(474)	—	—	(474)
Noncontrolling interests	(303)	—	—	(303)	(689)	—	—	(689)
Other income (loss), net	623	(257)	—	366	(1,426)	739	1	(686)
EBITDA(2)	$(48,402)	$(17,815)	$(100)	$(66,317)	$(6,708)	$(269,467)	$16,141	$(260,034)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	46,955	23,474	(726)	69,703	3,797	289,528	840	294,165
Employee non-cash compensation, severance, and retention expense (4)	24	635	938	1,597	188	867	786	1,841
Management fees (5)	216	517	257	990	131	147	130	408
Acquisition accounting and Merger-related items (6)	—	504	211	715	(1,092)	—	—	(1,092)
Other (7)	272	159	—	431	2,841	(803)	(242)	1,796
Adjusted EBITDA	$(935)	$7,474	$580	$7,119	$(843)	$20,272	$17,655	$37,084

(1)
Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation and Air Wing reporting units, the impairment of customer-relationship intangibles and indefinite-lived tradename, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Amount includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$94,004	$170,845
Restricted cash	707	1,659
Accounts receivable, net of allowances of $4,736 and $1,621, respectively	448,496	577,136
Other current assets	74,200	124,510
Total current assets	617,407	874,150
Non-current assets	365,080	625,771
Total assets	$982,487	$1,499,921
LIABILITIES AND EQUITY
Total current liabilities	406,180	552,998
Long-term debt	642,272	732,272
Long-term deferred taxes	—	17,359
Other long-term liabilities	11,312	7,632
Total (deficit) equity attributable to Delta Tucker Holdings, Inc.	(82,766)	183,785
Noncontrolling interests	5,489	5,875
Total (deficit) equity	(77,277)	189,660
Total liabilities and equity	$982,487	$1,499,921

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	December 31, 2014	December 31, 2013
Backlog(1):
Funded backlog	$1,171	$1,541
Unfunded backlog	2,160	2,439
Total Backlog	$3,331	$3,980

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended
	December 31, 2014	December 31, 2013
Cash Flow Information:
Net cash provided by operating activities	$25,377	$137,502
Net cash used in investing activities	(4,674)	(7,971)
Net cash used in financing activities	(97,544)	(77,461)

Net cash provided by operating activities	25,377	137,502
Less: Purchase of property and equipment, net	(8,712)	(7,628)
Proceeds from sale of property, plant and equipment	44	182
Less: Purchase of software	(1,631)	(2,718)
Free cash flow	$15,078	$127,338